Exhibit 99.1

The Lorain National Bank

401(k) Plan

Financial Report

December 31, 2011

The Lorain National Bank 401(k) Plan

Contents
Report Letter	1

Statement of Net Assets Available for Plan Benefits	3

Statement of Changes in Net Assets Available for Plan Benefits	4

Notes to Financial Statements	5-13

Schedule of Assets Held at End of Year	Schedule 1

Schedule of Reportable Transactions	Schedule 2

Report of Independent Registered Public Accounting Firm

To the Plan Administrator

The Lorain National Bank 401 (k) Plan

We have audited the accompanying statement of net assets available for plan benefits of The Lorain National Bank 401(k) Plan (the “Plan”) as of December 31, 2011 and 2010 and the related statement of changes in net assets available for plan benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 2011 and 2010 and the changes in net assets available for plan benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The supplemental schedule of assets held at end of year for the year ended December 31, 2011 and the schedule of reportable transactions for the year ended December 31, 2011 are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplemental information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management. These supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Plante & Moran, PLLC

Columbus, Ohio June 25, 2012

The Lorain National Bank 401(k) Plan

Statement of Net Assets Available for Plan Benefits

	December 31
	2011	2010
Assets
Cash	$15,202	$15,232
Investments—At fair value (Notes 3, 5, and 7):
Nonparticipant-directed—Common stock—LNB Bancorp, Inc.	2,114,727	2,013,814
Participant-directed:
Short-term cash investments	180,709	178,276
Common collective trust funds	5,941,559	5,479,559

Total investments	8,236,995	7,671,649
Participant notes receivable	364,642	284,868

Total assets	8,616,839	7,971,749
Liabilities—Other expense payable	(332)	(1,010)

Net Assets Available for Plan Benefits at Fair Value	8,616,507	7,970,739
Adjustment from Fair Value to Contract Value for Interest in Common Collective Trust Funds Relating to Fully Benefit-responsive Investment Contracts	(11,801)	(9,720)

Net Assets Available for Plan Benefits	$8,604,706	$7,961,019

See Notes to Financial Statements.

The Lorain National Bank 401(k) Plan

Statement of Changes in Net Assets Available for Plan Benefits

	Year Ended December 31
	2011	2010
Additions
Investment (loss) income:
Dividends	$17,230	$14,887
Net (depreciation) appreciation in fair value of investments (Note 3)	(39,394)	948,992

Total investment (loss) income	(22,164)	963,879
Contributions:
Employer	395,158	374,142
Participants	776,990	716,589
Participant rollovers	—	16,965

Total contributions	1,172,148	1,107,696

Interest from participant notes receivable	13,394	12,338

Total additions	1,163,378	2,083,913
Deductions
Distributions to participants	(458,831)	(395,003)
Other expense	(60,860)	(53,857)

Total deductions	(519,691)	(448,860)

Net Increase in Net Assets Available for Plan Benefits	643,687	1,635,053
Net Assets Available for Plan Benefits—Beginning of year	7,961,019	6,325,966

Net Assets Available for Plan Benefits—End of year	$8,604,706	$7,961,019

The Lorain National Bank 401(k) Plan

Notes to Financial Statements

December 31, 2011 and 2010

Note 1—Description of Plan

The following is a general description of The Lorain National Bank 401(k) Plan (the “Plan”). Participants should refer to the plan agreement for a more complete description of the Plan’s provisions.

General—The Plan is a defined contribution plan sponsored by The Lorain National Bank (the “Bank”), a wholly owned subsidiary of LNB Bancorp, Inc. (the “Bancorp” or the “Corporation”), covering substantially all employees of the Bank and related Bancorp affiliates for which the Bank acts as common paymaster. An employee is eligible to participate in the Plan after the attainment of age 19 and completion of 90 days of service, as defined in the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Under the terms of the Plan, the Investment and Trust Services Division of the Bank acts as trustee for the Plan and, as such, provides oversight for a trust fund, which includes all of the Plan’s assets.

Contributions—The Plan allows participants to make pretax contributions up to the maximum dollar limits set by the IRS. Based on the number of hours worked or paid, certain participants in the Plan are eligible to receive employer contributions. Each year the employer will make a safe harbor matching contribution to the Plan equal to 3.0 percent of the employee’s annual compensation regardless of the employee’s participation in the Plan.

Employee contributions are invested according to participant investment elections for pretax contributions. If an employee has not made investment elections, the employee contributions will be invested in the State Street Global Advisors’ Moderate Strategic Balanced SL Fund (Growth & Income Asset Allocation Fund). Employer contributions are not participant-directed and are invested in LNB Bancorp, Inc. common stock.

To receive an employer contribution, a participant must be eligible to participate in the plan. A participant’s account also receives the employer contribution for the year in which the participant retires, becomes disabled, or dies.

The Lorain National Bank 401(k) Plan

Notes to Financial Statements

December 31, 2011 and 2010

Note 1—Description of Plan (Continued)

Participant Accounts—Each participant’s account is credited with the participant’s contribution, the Bank’s contribution, and an allocation of plan earnings. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Forfeitures—At December 31, 2011 and 2010, there were no outstanding forfeited nonvested accounts. Forfeitures are used to reduce future employer contributions.

Vesting—Participants are immediately vested in their voluntary contribution and the employer’s contribution for the current plan year plus any earnings accrued thereon.

Payment of Benefits—Upon termination of service, the vested amount of the Bank’s contributions and earnings thereon is paid at the election of the participant in cash. Participants can elect to receive the vested portion of their account in a single lump-sum cash payment or in substantially equal installments over a period of not more than the assumed life expectancy of the participant and the participant’s beneficiary.

Withdrawals—Aside from normal retirement distributions, in-service withdrawals relative to the pre-2000 after-tax savings and company match may be withdrawn at any time. In accordance with plan provisions, pretax savings may also be withdrawn for reasons of extreme financial hardship as defined under federal law. An employee can make only one withdrawal in any 12-month period, relative to the Stock Purchase Plan provision of pre-2000 after-tax dollars and employer match.

Participant Notes Receivable – Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50 percent of their account balance. The notes receivable are secured by the balance in the participant’s account and are charged a rate of interest commensurate with local prevailing rates as determined by the plan administrator. Principal and interest are paid ratably through biweekly payroll deductions.

Party-in-interest Transactions—The Plan invests in employer stock as well as certain investment funds managed by the custodian or its affiliates. Reliance Trust Company is the custodian of the Plan and State Street Global Advisors is the fund manager and therefore, these transactions qualify as party-in-interest transactions as defined under ERISA guidelines.

Termination—Although the Bank has not expressed the intent to do so, the Bank has the right under the Plan to discontinue its contributions at any time and terminate the Plan subject to the provisions of ERISA and its related regulations. In the event of a plan termination, participants will become 100 percent vested in their accounts.

The Lorain National Bank 401(k) Plan

Notes to Financial Statements

December 31, 2011 and 2010

Note 2—Significant Accounting Policies

Investment Valuation and Income Recognition—The Plan’s investments are stated at fair value, except for a common collective trust fund that invests in benefit-responsive investment contracts (commonly referred to as a stable value fund), which is valued at contract value. Contract value represents investments at cost plus accrued interest income less amounts withdrawn to pay benefits. The fair value of the stable value common collective trust fund is based on discounting the related cash flows of the underlying guaranteed investment contracts based on current yields of similar instruments with comparable durations. Investments in other common collective trust funds are valued at net asset value per share (or its equivalent) of the funds, which are based on the fair value of the funds’ underlying assets. The interest-bearing cash is valued at outstanding balances, which approximate fair value. All other investments are valued based on quoted market prices. See Note 7 for additional information.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

Participant Notes Receivable – Participant notes receivable are recorded at their unpaid principal balances plus any accrued interest.

Benefit Payments—Benefits are recorded when paid.

Administrative Expenses—The administrative expenses of the Plan are paid by the Bank.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires plan management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions and deductions during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties—The Plan provides for various investment options including any combination of common collective trust funds, LNB Bancorp, Inc. common stock, and other investment securities. The underlying investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statement of net assets available for benefits and participants’ individual account balances.

The Lorain National Bank 401(k) Plan

Notes to Financial Statements

December 31, 2011 and 2010

Note 2—Significant Accounting Policies (Continued)

Concentration of Credit Risk—At December 31, 2011 and 2010, approximately 26 percent and 25 percent, respectively, of the Plan’s assets were invested in LNB Bancorp, Inc. common stock.

New Accounting Pronouncement – In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. The standard clarifies existing fair value measurement and disclosure requirements and changes existing principles and disclosure guidance. Clarifications were made to the relevancy of the highest and best use valuation concept and measurement of an instrument classified in an entity’s shareholder’s equity. Changes to existing principles and disclosures included measurement of financial instruments managed within a portfolio, the application of premiums and discounts in fair value measurement, and additional disclosures related to fair value measurements. The updated guidance and requirements are effective for financial statements issued for the first annual period beginning after December 15, 2011. The adoption of this standard is not expected to have a material effect on the Plan’s financial statement.

Note 3—Investments

The following table presents the fair value of investments that represented 5 percent or more of the Plan’s assets at December 31, 2011 and 2010:

	2011	2010
Common stock—LNB Bancorp, Inc.—449,942 and 405,194 common shares in 2011 and 2010, respectively**	$2,114,727	$2,013,814
Common collective trust funds:
State Street Global Advisors Growth & Income Fund #110	1,548,206	1,416,362
State Street Global Advisors S&P Mid-Cap Stock Fund #500	839,015	847,837
State Street Global Advisors S&P 500 Stock Fund Fund #400	484,570	449,821

The Lorain National Bank 401(k) Plan

Notes to Financial Statements

December 31, 2011 and 2010

Note 3 – Investments (Continued)

During the years ended December 31, 2011 and 2010, the Plan’s investments (including investments bought, sold, and held during the year) appreciated (depreciated) in value as follows:

	$0000000000	$0000000000
	2011	2010
Common stock—LNB Bancorp, Inc.**	$(137,683)	$233,554
Common collective trust funds	98,289	715,438

Total	$(39,394)	$948,992

**	Nonparticipant-directed

Note 4—Federal Income Taxes

The Internal Revenue Service issued its latest determination letter on January 27, 2003, which stated that the Plan and underlying trust, as designed, qualify under the applicable provisions of the Internal Revenue Code. In the opinion of the plan administrator, the Plan and its underlying trust have operated within the terms of the Plan and remain qualified under the applicable provisions of the Internal Revenue Code.

In accordance with guidance on accounting for uncertainty in income taxes, management has evaluated the Plan’s tax position and does not believe the Plan has any uncertain tax positions that require disclosure or adjustment to the financial statements. The plan administrator believes it is no longer subject to tax examinations for years prior to 2008.

The Lorain National Bank 401(k) Plan

Notes to Financial Statements

December 31, 2011 and 2010

Note 5—Party-in-interest Transactions

The following is a summary of transactions in common stock of LNB Bancorp, Inc., 100 percent owner of the Bank, during the years ended December 31, 2011 and 2010:

	XXXXXXX	XXXXXXX
	Number of Shares	Fair Value
Balance at December 31, 2009	349,220	1,505,138
Purchases	82,399	398,065
Sales	(26,425)	(122,943)
Net appreciation	—	233,554

Balance at December 31, 2010	405,194	$2,013,814

Purchases	81,545	418,154
Sales	(28,154)	(143,802)
In-kind distributions	(8,643)	(35,756)
Net depreciation	—	(137,683)

Balance at December 31, 2011	449,942	$2,114,727

Note 6—Assets Available for Distribution to Participants

The following is a summary of the assets available for distribution to participants as of December 31, 2011 and 2010:

	XXXXXXX	XXXXXXX
	2011	2010
Assets payable to terminated participants	$1,177,000	$1,150,732
Assets available for continuing participants	7,427,706	6,810,287

Total	$8,604,706	$7,961,019

The Lorain National Bank 401(k) Plan

Notes to Financial Statements

December 31, 2011 and 2010

Note 7—Fair Value Measurements

Accounting standards require certain assets be reported at fair value in the financial statements and provide a framework for establishing that fair value. The framework for determining fair value is based on a hierarchy that prioritizes the inputs and valuation techniques used to measure fair value.

Level 1—In general, fair values determined by Level 1 inputs use quoted prices in active markets for identical assets that the Plan has the ability to access.

Level 2—Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3—Level 3 inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset. These Level 3 fair value measurements are based primarily on management’s own estimates using pricing models, discounted cash flow methodologies, or similar techniques taking into account the characteristics of the asset.

In instances where inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Plan’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset.

The Plan also holds other assets not measured at fair value on a recurring basis, including cash, participant notes receivable, and other receivables. The fair value of these assets approximates the carrying amounts in the accompanying financial statements due to either the short maturity of the instruments or the use of interest rates that approximate market rates for instruments of similar maturity.

The Plan’s policy is to recognize transfers between levels of the fair value hierarchy as of the actual date of the event or change in circumstances that caused the transfer. There were no significant transfers between levels of the fair value hierarchy during 2011 or 2010.

The following tables represent the balances of the Plan’s financial assets that were measured at fair value on a recurring basis as of December 31, 2011 and 2010:

The Lorain National Bank 401(k) Plan

Notes to Financial Statements

December 31, 2011 and 2010

Note 7—Fair Value Measurements (Continued)

	$000000000	$000000000	$000000000	$000000000
Assets Measured at Fair Value on a Recurring Basis at December 31, 2011

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2011
Common stock—LNB Bancorp, Inc.	$2,114,727	$—	$—	$2,114,727
Short-term cash investments (1)	—	180,709	—	180,709
Common collective trust funds
Bond Funds (2)	—	415,384	—	415,384
Index Equity Funds (3)	—	2,542,431	—	2,542,431
Growth and Income Funds (3)	—	2,023,573	—	2,023,573
International Fund (3)	—	262,626	—	262,626
Balanced Asset Fund (4)	—	199,110	—	199,110
Real Estate Fund (5)	—	107,045	—	107,045
Stable Value Fund (6)	—	391,390	—	391,390

Total	$2,114,727	$6,122,268	$—	$8,236,995

The Lorain National Bank 401(k) Plan

Notes to Financial Statements

December 31, 2011 and 2010

Note 7—Fair Value Measurements (Continued)

Assets Measured at Fair Value on a Recurring Basis at December 31, 2010

	$00000000	$00000000	$00000000	$00000000
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2010
Common stock—LNB Bancorp, Inc.	$2,013,814	$—	$—	$2,013,814
Short-term cash investments (1)		178,276	—	178,276
Common collective trust funds
Bond Funds (2)	—	303,754	—	303,754
Index Equity Funds (3)	—	2,522,375	—	2,522,375
Growth and Income Funds (3)	—	1,874,754	—	1,874,754
International Fund (3)	—	265,454	—	265,454
Balanced Asset Fund (4)	—	81,299	—	81,299
Real Estate Fund (5)	—	82,600	—	82,600
Stable Value Fund (6)	—	349,323	—	349,323

Total	$2,013,814	$5,657,835	$—	$7,671,649

(1)	This category represents investments in a diversified portfolio of U.S. dollar-denominated securities and seeks to provide the safety of principal, daily liquidity, and a competitive yield.
(2)	This category represents investments in actively managed common collective trust funds that invest primarily in bonds which may include corporate bonds, government bonds or municipal bonds.
(3)	This category represents investments in actively managed common collective trust funds that invest primarily in equity securities which may include common stocks, options and futures.
(4)	This category represents investments in actively managed common collective trust funds with investments in both equity and debt securities. The investments may include common stock, corporate bonds, U.S. and non-U.S. municipal securities, interest rate swaps, options and futures.
(5)	This category represents investments in actively managed common collective trust funds with investments in real estate. The investments may include actual real estate property or real estate investment trusts.
(6)	This category represents investments in an actively managed common collective trust fund that invests primarily in investment contracts, a variety of fixed income investments that may include corporate bonds, both U.S. and non-U.S. municipal securities and wrapper contracts.

The Lorain National Bank 401(k) Plan

Schedule of Assets Held at End of Year

Form 5500, Schedule H, Item 4I

EIN 34-0869480, Plan No. 003

December 31, 2011

(a)(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	(d) Cost	(e) Current Value
LNB Bancorp, Inc.*	Common stock - 449,942 shares	$2,322,417	$2,114,727
State Street Global Advisors	Short Term Investment Fund #200	**	180,146
Participants	Participant notes receivable, bearing interest at 4.25% to 9.25%	**	364,642
	Common collective trust funds:
State Street Global Advisors*	Aggregate Bond Index Fund #310	**	168,551
State Street Global Advisors*	Growth Fund #120	**	364,506
State Street Global Advisors*	Growth & Income Fund #110	**	1,548,206
State Street Global Advisors*	Income Plus Fund #100	**	110,861
State Street Global Advisors*	International Stock Fund #600	**	262,626
State Street Global Advisors*	Long Treasury Index Fund #300	**	204,063
State Street Global Advisors*	NASDAQ 100 Stock Fund #520	**	313,490
State Street Global Advisors*	Russell 2000 Stock Fund #510	**	358,401
State Street Global Advisors*	S&P 500 Stock Fund #400	**	484,570
State Street Global Advisors*	S&P Growth Stock Fund #420	**	286,752
State Street Global Advisors*	S&P Mid-Cap Stock Fund #500	**	839,015
State Street Global Advisors*	S&P Value Stock Fund #410	**	260,203
State Street Global Advisors*	Stable Value Fund #210	**	391,390
State Street Global Advisors*	Govt Short Bond	**	563
State Street Global Advisors*	Target Retire 2010	**	1,639
State Street Global Advisors*	Target Retire 2015	**	61,657
State Street Global Advisors*	Target Retire 2020	**	208
State Street Global Advisors*	Target Retire 2025	**	114,721
State Street Global Advisors*	Target Retire 2030	**	2,198
State Street Global Advisors*	Target Retire 2035	**	9,719
State Street Global Advisors*	Target Retire 2045	**	8,888
State Street Global Advisors*	Target Retire 2050	**	80
State Street Global Advisors*	TIPS - Treasury Inflation Protected Securities	**	42,770
State Street Global Advisors*	US REIT Index Fund #530	**	107,045

	Total investments		$8,601,637

*	Party-in-interest
**	Cost information not required

Schedule 1	Page 1

The Lorain National Bank 401(k) Plan

Schedule of Reportable Transactions

Form 5500, Schedule H, Item 4i

EIN 34-0869480, Plan 003

Year Ended December 31, 2011

	(b) Description of Asset (Including Interest Rate and Maturity in Case of a Loan)	(c) Purchase Price	(d) Selling Price	(e) Lease Rental	(f) Expense Incurred with Transaction	(g) Cost of Asset	(h) Current Value of Asset on Transaction Date	(i) Realized Net Gain (Loss)
A series of transactions (Category (iii)) that, in the aggregate, amount to more than 5 percent of the beginning value of plan assets:
LNB Bancorp, Inc.*	LNB Bancorp, Inc. common stock:
	Purchases (33)	$418,154	$—	$—	$—	$418,154	$418,154	$—
	Sales (47)	—	$143,802	$—	$—	$146,135	$143,802	$(2,333)
	In-Kind Distributions (4)		35,756			44,948	$35,756	$(9,192)

*	Party-in-interest

Schedule 2	Page 1